Exhibit 6.3

"Man In White Van"

-Production Service Agreement

This agreement memorializes the material terms entered into as of March 5, 2021 ("Effective Date") by and between Gary Kompothecras ("Member/Financer") and Brooksville Project, LLC (a Florida limited liability company) ("Production Company") on the one hand and Legion M Entertainment, Inc. (a Delaware corporation) ("Manager") on the other hand, in regard to each parties' rights and duties concerning the production and distribution of the motion picture titled "The Man In The White Van" written by Warren Skeels and Sharon Y. Cobb ("the Picture").

1.                  Single Purpose Production Services Entity: The parties acknowledge and recognize that Brooksville Project, LLC (hereinafter "Production Company") has been created as a single purpose production services entity for the production of producing and commercially exploiting the Picture. The parties understand that Member/Financier shall hold One Hundred Percent (100%) membership interest in the Production Company and Manager shall hold no membership interest or financial interest in the Production Company or the Picture (other than the profit participation expressly set forth as part of the compensation for the Manager's management of the Production Company). Manager shall serve as the Manager of the Production Company responsible for all day-to-day business matters of the Production Company and overseeing the production services necessary for satisfactorily delivering the Picture for ultimate distribution. TERRI LUBAROFF and PAUL SCANLAN are hereby designated by Legion M Entertainment as its specific representatives in its capacity as Manager of the Production Company with signatory power as Manager of the Production Company. The Brooksville Project, LLC Operating Agreement shall be amended and revised to reflect that Legion M Entertainment, Inc. is designated as the Manager of Brooksville Project, LLC for the duration of the pre-production, production and post-production of the Picture unless Member/Financier desires to extend this designation in his sole discretion (however all rights conveyed unto Legion M Entertainment, Inc. including but not limited to the right to profit participation and its attachment to Subsequent Productions shall survive beyond this Agreement and Legion M Entertainment Inc.'s designation as Manager of Production Company). To the extent that the Production Company's Operating Agreement conflicts with any provision of this Production Services Agreement this Production Services Agreement shall govern the rights and duties of the parties in relation to each other.

2.                  Monetary Contribution of Member/Financier: Member/Financer is responsible for financing the Picture pursuant to the budget developed by Manager subject to the approval of Member/Financer. Member/Financer shall deposit all monies necessary to fully fund the Budget into an interest-bearing escrow account (Escrow Account) established by the Production Company which shall exist only for the purpose of disbursing funds for the Picture via appropriate tranches into a separate Production Company general operating account ("General Operating Account") for the Picture as necessary and established by a cash flow schedule that shall be mutually approved by Manager and Member/Financer. Member/Financier (and/or his express designee) shall be the sole signatory on Production Company's Escrow Account and Manager shall be the sole signatory on the Production Company's General Operating Account. In the event the Picture encounters any cost overruns and overages in excess of the Picture's budget that were not pre-approved by Member/Financier, Member/Financer and Manager shall work together in good faith to find solutions for paying such cost overruns. To the extent any union or other third-party entity requires a guarantor for the obligations of Production Company, Member/Financier shall serve as the guarantor provided Member/Financer is alerted of this obligation in advance and has the opportunity to review and comment on any agreement which seeks to obligated Member/Financier in this fashion.

3.                  Production Services Function: Until Member/Financier is otherwise notified in writing by Manager, Terri Lubaroff shall serve as the primary designee of Legion M Entertainment, Inc. responsible for managing and overseeing all day-to-day operations of the Production Company consistent with the reasonable and lawful directives and instructions of Member/Financier which are consistent with Member/Financier's pre-approved Picture budget. Manager must obtain Member/Financier's prior approval before replacing Lubaroff as the primary designee. Manager shall negotiate and enter all production contracts and agreements on behalf of Production Company in a fashion consistent with the directives of the Member/Financier. In addition to overseeing all traditional production services, Manager shall also be specifically responsible for overseeing adherence of all Anti Discrimination/Anti-Harassment policies and COVID-19 Compliance Policies on behalf of the Production Company.

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4.                  Creative & Business Decisions: The Picture's budget as of April_, 2021 has been approved by the Member/Financer. Any changes to the Picture's budget must be approved by the Member/Financer. All creative decision-making issues normally performed by a motion picture producer (other than those that will result in additional budget overages not accounted for by the Picture budget approved by Member/Financier) and all routine customary decisions related to ordinary business operations of the production consistent with the responsibilities of a Production Company, shall be rendered by Manager. Member/Financier shall hold all the final approval over all financial decisions concerning matters that will affect the Picture's budget (in other words Member/Financier has final approval of all key elements, including: cast, key department heads, the final approved budget, the shooting schedule, the location of the shoot and any other matter that has a material financial consequence in regard to the Picture; in the event any material change to these elements must be re-approved by Member/Financier) or which are not a part of ordinary business operations of a Production Company. Warren Skeels is the Director of the Picture and can only be removed by mutual approval of the Member/Financier and the Manager. The Director may also be delegated traditional creative rights that are afforded to a motion picture director and which are reserved for him pursuant to the terms of the Directors Guild of America's Collective Bargaining Agreement that are applicable to the Picture.

5.                  Selection of Sales Agents & Distributors: Manager shall be primarily responsible for procuring sales agents and distributors for the Picture subject at all times to Member/Financier's ultimate approval of each sales agent and/or distributor. Manager shall also be primarily responsible for securing the services of a Collection Account Manager (i.e. Freeway Entertainment) for the distribution of union mandated residuals and other revenue waterfall payments to any Member/Financier approved profit participants.

6.                  Picture Ownership, Copyright Ownership & Revenue Proceeds: The Production Company shall own all rights, title, and interest in and to the Picture and the results and proceeds of production of the Picture, including all copyrights, which shall be held entirely in the name of the Production Company for which Member/Financier shall be entitled to all revenues and proceeds with the exception of the portion of revenues which have been expressly contractually granted via this MOU and where contractually granted with Member/Financier's approval to designated cast, key crew, producers and other designated third parties mutually identified by Manager Member/Financer.

a.                   Manager's Result & Proceeds: All of Manager's workproduct and efforts are deemed "work made for hire" on behalf of Production Company and for the ultimate benefit of PRODUCTION COMPANY. And to the extent any such workproduct is not deemed work made for hire, Manager grants to Member/Financer exclusively and perpetually, all now or hereafter existing rights of every kind and character whatsoever, and the complete unencumbered title throughout the universe in and to: (a) Manager's Services pursuant to this Agreement; and (b) any and all results and proceeds thereof, including without limitation, any and all literary, dramatic and musical material, suggested or otherwise contributed by Manager hereunder, and Member/Financer shall be the sole and exclusive owner of Manager's original ideas, ifany, incorporated into the Picture and all copyrights (and extensions and renewals thereof) in all of the foregoing ("Proceeds"), and Member/Financer shall have the exclusive right in perpetuity to use, exploit, advertise, promote, market, exhibit and otherwise turn to account any or all of the foregoing in any and all media and end user devices, whether now known or hereafter devised, throughout the universe, in all languages, as Member/Financer, in its sole discretion, shall determine, whether in connection with the Picture or in connection with any of Member/Financer's products or services (or the products and services of Member/Financer's assignees or licensees), and the right to use any or all of the foregoing in connection with merchandise, sound recordings, commercial and promotional tie-ins and any partnership marketing campaigns, provided, however, that in no event shall Manager be depicted as endorsing any product, commodity or service without Manager's prior written consent and pursuant to good faith negotiations with Manager for such endorsements. Any such Proceeds contributed by Manager are intended by Manager and Member/Financer to be a "work made for hire" by the Manager pursuant to Section 201 of Title 17 of the United States Code. In the event any such Proceeds are determined not to be a "work made for hire," then Manager hereby exclusively and irrevocably assigns to Member/Financer in perpetuity, all rights (including without limitation, all copyrights and renewals and extensions thereof) in and to such Proceeds. The termination of this Agreement for any reason shall not affect Member/Financer's ownership of the Proceeds of Manager's Services hereunder or alter any warranty, representation, covenant or undertaking on the part of Manager hereunder.

b.                  Excluded Rights: Member/Financier hereby grants to Manager an exclusive, sub-licensable license for the Picture for all merchandising and sound recordings subject to a Fifty Percent (50%) profit participation granted back to Member/Financier from any actual net profits ("Net Profits") that Manager generates from merchandising or sound records related to the Picture (the "License"). "Net Profits" shall be defined as 100% of all Gross Receipts less Expenses. "Gross Receipts" shall mean all cash revenues received by or credited to Legion attributable to the License. "Expenses" shall be defined as the actual and verifiable cost of development, production, marketing and licensing of goods sold ("COGS"), and the actual and verifiable cost of directly attributed labor, inventory, shipping, handling, taxes, interest, returns, refunds, discounts and fees ("Fulfillment"). Such expenses shall be listed in all royalty reports for transparency. For the purpose of clarity, if Gross Receipts are $20, and Expenses are $10, Net Profits would be $10, and Member/Financier and Manager would each be entitled to Fees of $5.

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c.                   Waiver of Droit Moral: Manager hereby waives the benefits of any provision of law known as "droit moral" or any similar rights which it may have in any country of the world and Manager agrees that she will not institute, support, maintain, authorize or consent to any action or lawsuit on the ground that any audio-visual program or other version of the Picture or material contained in the Picture or any episode thereof produced or exhibited by Member/Financer, its assignees or licensees, in any way constitutes an infringement of Manager's "droit moral."

d.                   Name & Likeness Release: Manager grants to Member/Financer the perpetual right to use and license others to use Manager's corporate name (as well as the name of the primary designee and any other employees of Manager that are granted credit on the Picture), as well as Manager's trademark logo and any photographs and/or likenesses of Manager (or its employees who are credited on the Picture subject to Manager's prior written approval of the same), and pre-approved biographical material on Legion M (or its employees who are credited in the Picture) in connection with the marketing, advertising, publishing, promotion or other exploitation of the Picture or any portion thereof in any medium including, without limitation, any audio-visual program produced from or utilizing the Picture, and in connection with any of the rights to use any of the foregoing in connection with any limited merchandising which Manager permits Production Company or its successors and assigns to exploit (subject to good faith negotiations and written approval of Manager), commercial and promotional tie-ins and any partnership marketing campaigns, provided, however, that in no event shall Manager (or any of its employees) be depicted as endorsing any product, commodity or service without Manager's prior written consent and the consent of any applicable individual employee of Manager.

e.                   Manager's Assurance to Obtain Grant of Rights from Others: Manager further warrants that it shall take steps to ensure that all agreements with cast, crew and other third-party vendors that enter contracts with Production Company will include .a Rights Grant in favor of Production Company and to ensure that the Picture properly secures all customary and proper rights grants and releases from all cast, crew and third-party vendors.

7.                  Manager Compensation: In exchange for performance of all duties associated with overseeing and managing the Production Company, Manager Legion M Entertainment, Inc. shall receive for itself and the services of its designated representatives the following compensation on a pay or play basis and subject only to the suspension and termination provisions set forth in the Production Company's standard terms governing force majeure events that may cause an actual suspension or termination of the Picture:

a.                      Pre-Production & Production Fee: Compensation in the amount of $200,000 for Manager's services ("Production Services Fee"), commencing upon the start of Pre-Production and continuing through Principal Photography payable in 5 installments as follows: 10% upon commencement of services, 10% upon commencement of pre-production, 60% upon commencement of principal photography, 10% upon completion of principal photography, 10% upon completion of post-production/delivery. Notwithstanding the above, the Manager's budget for the Picture will categorize the Production Services Fee as $75,000 for Legion M, $75,000 for Terri Lubaroff and $50,000 for marketing, with "marketing" defined by the parties per Exhibit B attached hereto (see Legion M Marketing Expense Guideline).

b.                    Post-Delivery Fee: For any services rendered after Delivery of the Picture to the applicable distributor or exhibitor ("Exhibitor"), if required by Financier/Member and subject to Manager's availability, Manager shall be compensated in the amount of One Thousand Five Hundred Dollars ($1,500) per week, pro rated for partial weeks worked.

c.                    Profit Participation: Manager shall receive 15 % of I 00% of the actual profits earned by Production Company from the Picture with no deductions, pursuant to the ultimate Revenue Waterfall which shall be attached as Exhibit A of this Agreement and which shall be mutually agreed upon by Manager and Member/Financer (and as amended to account for other subsequent participants). Legion M Entertainment shall be granted on a most favored nations basis the same definition for profit participation and/or box office bonuses as that accorded to any other participant on the Picture.

d.                  Subsequent Productions: Provided Manager (or its successors and assigns) has not been terminated under the provisions of section 8 or section 9 at the time Production Company (or its successors and assigns) and/or Member/Financier (or his successor and assigns) decides to produce a sequel, prequel, remake or other derivative work (such as a television spin-off), Manager (or its successors and assigns) shall be entitled to serve as the Production Services Company for the Subsequent Production for compensation to be negotiated in good faith but in no event less than the Compensation and other benefits provided in this Agreement if the Subsequent Production is a feature film, and if contemplated as a television series or other type of media, Member/Financier and Manager shall negotiate Manager's fees in good faith and within the parameters of Manager's customary fees for such work. Manager shall thereafter be entitled to perform the same role in each consecutive Subsequent Production provided Manager was actively employed in the immediate prior production.

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8.                  Termination of Manager: In the event Manager is in material uncured breach of its obligations hereunder, Member/Financer on behalf of Production Company shall have the right to terminate Manager's services. Uncured breach means Member/Financier has provided Manager with written notice of a breach of this Agreement accompanied by express instructions as to how to cure the breach and Manager fails to so cure the breach within 5 days (reduced to 48 hours when exigent circumstances exist during times of principal photography demand immediate cure). Upon termination, neither Production Company nor Member/Financer shall have any further obligations to Manager hereunder, other than the obligation to render Manager and its designees their contractual credits (which may be shared in the event others are required to be brought in to finish the assignment), in addition Production Company and Member/Financier shall continue to have the obligation to pay any compensation or other monetary consideration that has accrued in favor of Manger (or its employees) and has yet to be paid as of the date of termination.

9.                  Moral Turpitude/Personal Conduct: In the event Manager should objectively be determined to engage in Moral Turpitude, Member/Financier shall have the right to terminate Manager (and/or any of Manager's employees working and credited on the Picture). Moral Turpitude shall be defined as malfeasance or other actions wherein: . (a) such conduct results in a criminal conviction or guilty plea of Manager (or one of its key designees that is closely tied to Manager and that person's actions are deemed inextricably linked to Manager) or (b) such act or failure to act, causes actual public disrepute, scorn and/or ridicule toward Production Company, Member or Distributors. In the event of Moral Turpitude, Member/Financer may, in addition to and without prejudice to any other rights or remedies of any kind or nature set forth herein or otherwise, terminate Manager's Services at any time after the occurrence of any such event, and further, Member/Financer may, with or without terminating this Agreement, delete any credit theretofore accorded to Manager (or any of its employees to the extent applicable) in connection with the Picture.

10.              Credits: Provided Manager has substantially performed all material obligations hereunder, Manager and its designated representative shall receive the following credits: Terri Lubaroff shall receive credit as Producer on a single card in the main titles and end titles of said picture, on the card directly before the Director's credit and after the card(s) for any other full producer credits, on a most favored nations basis as to size, placement, duration, and all other aspects, as well as in all paid ads in analogous and otherwise customary position. In addition, Manager shall name up to four (4) others who shall receive executive producer credit on a minimum of a single card in the main titles and end titles of said picture, adjacent to the card(s) for any other full executive producer credits, on a most favored nations basis as to size, placement, duration, and all other aspects, as well as in all paid ads in analogous and otherwise customary position. In addition. Legion M Entertainment shall receive animated logo credit and "Presented by Legion M" production company credit second onlv to Member/Financier and the Picture's distributor, with placement on a single card in the main titles and end titles of said picture, adjacent to the card(s) for any other full production company credits, on a most favored nations basis as to size, placement, duration, and all other aspects, as well as in all paid ads in analogous and otherwise customary position, with inclusion of Manager's company logo in all paid ads, trailers, commercial tie-ups, etc.

a.                On Screen: All credits referenced above shall appear in the main titles of the Picture (if the credit for the director is listed in the main titles, otherwise in the end titles), on a single card, on the card prior to the card for the director, in an average size of type no less than the average size of type used to accord credit to any other non-cast individual credit. The Legion M Entertainment "presentation credit" shall appear in the main title credits and the animated logo for Legion M Entertainment which shall be provided by Legion M Entertainment at no cost to Member/Financier.

b.               Paid Ads: The above referenced credits shall also appear in the billing block in all paid advertisements and other uses of the billing block (including without limitation DVD and soundtrack box art, if any) for the Picture (collectively "Paid Ads") under the direct control of Production Company and/or Member/Financer, with Manager's Key Man producing credits appearing among the other named producers, subject to the customary exclusions of the distributor(s) of the Picture and Excluded Ads (defined below), in an average size of type no less than the average size of type used to accord credit to any other individual producer.

c.             No Casual Breach: No casual or inadvertent failure by Production Company and/or Member/Financer or any third party to accord credit to Manager or its Key Man shall be deemed a breach of this Agreement. Upon Member/Financer's receipt of written notice from Manager specifying any failure by Member/Financer to provide the credit required hereunder, Member/Financer shall take reasonable measures to correct such failure with respect to prints, tapes or other materials manufactured thereafter. Under no circumstances shall Member/Financer be required to recall any prints, tapes or advertising materials. But, Member/Financer shall take steps to prospectively cure where financially practicable.

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11.              Travel and Accommodations. If Member/Financer requires Manager to travel more than 75 miles from Manager's principal place of residence to render Services in connection with the Picture ("Location"), Member/Financer will provide Manager with up to three (3) round-trip business-class air transportation between Manager's principal place of business in Los Angeles or San Francisco, California and the Location, or other transportation as mutually agreed upon by Manager and Member/Financer. While Manager's Services are required on Location, Production Company and Member/Financer will provide Manager's three (3) designees with hotel accommodations (room and tax only), ground transportation to and from the airports and to and from the sets and a non-accountable expense allowance (per diem) of Sixty Dollars ($60) per day. Such per diem shall be in lieu of reimbursement for any and all meals and all other incidental living expenses ("Travel and Accommodations"). if there is room in the budget of the Picture, Member/Financier may, in its sole discretion, provide up to two (2) additional Travel and Accommodations to Manager's team.

12.              Representations & Warranties: Each party represents and warrants that it/he: (a) is fully authorized to enter this agreement and suffers no disability or prior contracting restriction which would prevent entering this Agreement or performance of each parties respective obligations under it; (b) all contributions to the Picture, including all creative works and intellectual property, shall not infringe, defame or otherwise violate the rights of any other third party; and (c) in the event, any action by one party leads to the other party being named in a lawsuit wherein the said other party was not involved in any wrongdoing leading to the lawsuit, the wrongdoing party shall indemnify and defend the other party. Notwithstanding this promise to indemnify, Manager's liability for such indemnification shall be limited to lesser of either: (i) Manager's entire earnings received from the Picture or (b) the amount of the insurance deductible tied to the claim for which insurance coverage may exist.

13.              Insurance: Manager shall be responsible for obtaining all customary and traditional insurance coverage for Production Company and the Picture, including, workers compensation insurance, general comprehensive liability insurance and errors and omissions insurance, at Member/Financier expense. Manager and its designees shall be named as an additional insured on the general liability and errors and omissions insurance policies in connection with the Picture, subject to the limitations, restrictions, and terms of said policies.

14.              Confidentiality/Publicity: All information about this Agreement and the Picture shall be deemed to be confidential, private, secret and sensitive and shall be kept confidential and secret (any and all such information shall be referred to herein collectively as the "Confidential Information.") All Publicity and Press Releases must first be mutually approved in writing by the parties. Notwithstanding the above, nothing in this provision is intended to prevent either party from revealing information to their shareholders, agents, attorneys, and tax advisors or where otherwise required by government entities, court order or law enforcement. Member/Financier expressly recognizes that Manager is a publicly reporting company and any unauthorized press release by Member/Financier without the express written approval of Manager may lead to substantial actual and consequential damages for Manager.

15.              Remedies/No Injunctive Relief: Manager and its designees hereby expressly recognize that in the event of a breach of this Agreement (regarding credit or otherwise), said damages are not irreparable and may be remedied by an action for monetary damages. Therefore, Manager shall not be deemed irreparably injured to entitle Manager and/or its Key Man designees to seek injunctive or other equitable relief against the distribution or exploitation of the Picture; rather Manager shall only be entitled to seek money damages, if any. Notwithstanding the above, in the event Member/Financier engages in unauthorized press releases or other public statements in violation of section 14 above, Manager shall in that circumstance be entitled to seek injunctive relief in regard to publication of such statements.

16.                 Entire Agreement/Arbitration/Governing Law/Interpretations: This agreement constitutes the entire understanding and binding promises of both parties and may not be changed except by written agreement signed by both parties and replaces all prior or contemporaneous deal memos, agreements, and/or understandings wither oral or written. The respective obligations are personal and non-assignable except that either party shall be entitled to assign a portion of the proceeds payable to it/him upon written notice of the same. This agreement shall be governed and interpreted in accordance with the laws of the state of Florida. Section headings are included solely for the convenience of the reader and not intended for interpretation of this document. Any and all disputes, differences and disagreements arising between the parties hereunder shall be settled by arbitration under the rules of the ADR Services (or any other mutually agreed upon arbitration society selected by the parties) with said arbitration to occur in Florida (however, the arbitration may be conducted by tele-video conferencing technologies (e.g. ZOOM) for the convenience of any arbitrator, attorney, party or witness for the proceedings). The arbitrator shall render a written decision in accordance with the prevailing law and precedents governing such decisions and the prevailing party as determined by the arbitrator shall be entitled to recovery of all legal costs. Any arbitration judgment may be entered thereon in any court of competent jurisdiction.

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AGREED: Do not sign until you have read and understand this Agreement. This Agreement shall be deemed executed as of the Effective Date listed above:

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